Exhibit 99.1

TLG Acquisition One Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing March 22, 2021

West Palm Beach, FL, March 17, 2021 – TLG Acquisition One Corp. (the “Company”) today announced that commencing March 22, 2021, holders of the units sold in the Company’s initial public offering of 40,000,000 units may elect to separately trade the shares of Class A common stock and warrants included in the units. Shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the ticker symbol “TLGA” and “TLGA.WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “TLGA.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of units was made by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com.

About TLG Acquisition One Corp.

TLG Acquisition One Corp. is a special purpose acquisition company formed by The Lawrie Group, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any business or industry, it expects to focus its search on acquiring an operating company or business in the information technology, healthcare, business services or financial services sectors.

Contacts

TLG Acquisition One Corp.

Telephone: (561) 945‐8340

E-mail: mail@tlgacquisitions.com